Rule 424(b)(2)
			Registration Nos. 333-14791
	NASD File No. 961029005

AMENDED PRICING SUPPLEMENT NO. 235
Dated March 14, 1997 to Prospectus
Supplement dated February 5, 1997
and Prospectus dated October 31, 1996

	 LEHMAN BROTHERS HOLDINGS INC.
        	  Medium-Term Notes, Series E
                  		(Fixed Rate)

Due from Nine Months to 30 Years from Date of Issue
Interest Payable each February 15, August 15 and at maturity

Pricing to Public:  100%

Agent's Commission: .45%

Original Issue Date: 3/17/97

Interest Rate Per Annum:  	6.90%

Maturity Date:  3/30/01

The aggregate principal amount of this offering is $105,000,000 and relates only to Pricing Supplement No. 235. Medium-Term Notes, Series E may be issued by the Company in an aggregate principal amount of up to $9,517,500,000 and, to date, including this offering, an aggregate of $8,033,325,000 Medium-Term Notes, Series E has been issued and
$4,500,940,000 are outstanding.

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